Exhibit 99.4

NON-EXCLUSIVE SUBLICENSE AGREEMENT

This NON-EXCLUSIVE SUBLICENSE AGREEMENT (the “Agreement”), effective as of the Effective Date (herein defined below), is between TMG Founder Company (formerly named Taylor & Martin Group, Inc.) a Delaware corporation formed on March 24, 2011 (“Sublicensor”) and Taylor & Martin Group, Inc., a Delaware corporation formed on November 18, 2011 (“Sublicensee”).

W I T N E S S E T H

WHEREAS, on March 24, 2011, Sublicensor became the sole owner of PrimeValue Founder Company (formerly named PrimeValue Group, Inc.) (“Licensor”) through a merger of Sublicensor’s newly-formed wholly-owned subsidiary corporation into Licensor, with Licensor as the surviving entity; and

WHEREAS, pursuant to the merger described above, SABA Group, LLC, a Texas limited liability company (the “Sole Stockholder”) exchanged one hundred percent (100%) of the stock of Licensor for one hundred percent (100%) of the stock of Sublicensor; and

WHEREAS, Rod K. Cutsinger owns the majority interest in the Sole Stockholder, and the Sole Stockholder is a partnership for U.S. federal income tax purposes; and

WHEREAS, on February 9, 2011, Licensor acquired all of Rod K. Cutsinger’s right, title and interest in a written business plan, including any and all inventions, whether or not patentable, patents, trademarks, copyrights, know how, trade secrets, internet domain names, internet websites, software, and other intellectual property associated therewith (the “Plan”) created, developed and memorialized on behalf of the Sole Stockholder and Licensor, which describes the manner in which a “Sponsor” (initially intended to be Licensor) would create a national equipment auction business by acquiring several existing companies in the same line of business (the “Combination Partner Companies”) through a series of interrelated transactions that would be integrated with the Sponsor’s proposed initial underwritten public offering of its common stock (the “Combination”), and includes the identities of prospective Combination Partner Companies, information regarding their suitability to participate in the Combination, various financial analyses, data, copyrighted material, invention disclosures, know how, trade secrets, and other intellectual property (collectively, the “Transferred Asset”); and

WHEREAS, on March 27, 2011, Licensor acquired all of Rod K. Cutsinger’s right, title and interest in the Plan, including any and all inventions, whether or not patentable, patents, trademarks, copyrights, know how, trade secrets, internet domain names, internet websites, software, and other intellectual property associated therewith, resulting from his actions during the approximately three-month period beginning on February 9, 2011 to continue to develop the Plan on behalf of the Sole Stockholder and Licensor, by contacting additional prospective Combination Partner Companies, analyzing their suitability to participate in the Combination, and engaging in additional meetings with prospective underwriters, legal counsel and other advisors (collectively, the “Additional Transferred Asset”); and

WHEREAS, Licensor has, acting through the Sole Stockholder, engaged in meetings with prospective underwriters, legal counsel and other advisors regarding the Combination and as a result has developed and established, through May 27, 2011, contacts, customer lists, preliminary relationships with prospective Combination Partner Companies, financial analyses, data, copyrighted material, invention disclosures, know how, trade secrets, and other intellectual property in connection with the Combination (collectively, the “Licensor Asset”); and

WHEREAS, Sole Stockholder, Licensor and Sublicensor previously intended that Sublicensor, rather than Licensor, serve as the Sponsor pursuant to the Plan; and

WHEREAS, to facilitate Sublicensor’s ability to serve as the Sponsor pursuant to the Plan, Licensor and Sublicensor entered into a Non-Exclusive License Agreement effective May 27, 2011 wherein Sublicensor acquired a non-exclusive, sublicensable license from Licensor to use, exploit, make copies, and make derivative works of the Transferred Asset, the Additional Transferred Asset, the Licensor Asset and any Improvements (as defined below) thereto (collectively, the “Licensed Intellectual Property”), in exchange for a license fee of $3,500,000; and

WHEREAS, on November 18, 2011, Licensor and Sublicensor amended the Non-Exclusive License Agreement to adjust the principal balance of the License Fee Note to $3,546,171.23 to account for the accrued interest under Licensor’s $3,150,000 note to Sole Stockholder and to adjust the interest rate on the License Fee Note; and

WHEREAS, Sole Stockholder, Licensor, Sublicensor and Sublicensee now intend that Sublicensee, rather than Sublicensor, serve as Sponsor pursuant to the Plan; and

WHEREAS, to facilitate Sublicensee’s ability to serve as the Sponsor pursuant to the Plan, Sublicensee agrees to acquire a non-exclusive sublicense from Sublicensor to use, exploit, make copies, and make derivative works of the Licensed Intellectual Property, and in consideration therefore, Sublicensee agrees to pay to Sublicensor a sublicense fee equal to the combined outstanding principal balance and accrued interest owing under the Amended and Restated License Fee Note dated November 18, 2011 from the cash proceeds of its initial underwritten public offering.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. This Agreement shall be effective on the date of the consummation of the initial underwritten public offering of Taylor & Martin Group, Inc. (the “Effective Date”), which will occur substantially contemporaneously with the filing of the Certificate of Merger of TMG Merger Sub, Inc. and TMG Founder Company with the office of the Secretary of State of the State of Delaware.

2. Grant of Non-Exclusive License. In exchange for the consideration set forth in Section 3, below, and subject to the terms and conditions of this Agreement, on the Effective Date, Sublicensor hereby grants Sublicensee and Sublicensee hereby agrees to accept a non-exclusive, royalty-free, perpetual, fully paid up (upon Sublicensee’s payment of the license fee pursuant to Section 3 of this Agreement), irrevocable, sublicensable, worldwide sublicense to use, exploit, make copies, and make derivative works of the Licensed Intellectual Property for any and all purposes anywhere in the world (the “Non-Exclusive Sublicense License”). Sublicensor shall disclose the Licensed Intellectual Property on or prior to the Effective Date of this Agreement. The parties hereby agree that such disclosures are made on an “as is” basis. Moreover, except as expressly set forth in this Section 2, neither party grants to the other party any right or license to any of its intellectual property. Sublicensor reserves any rights to the Licensed Intellectual Property not granted for its exclusive benefit.

3. License Fee. In consideration for Sublicensor’s grant of the Non-Exclusive Sublicense, on the Effective Date, Sublicensee hereby agrees to pay Sublicensor a sublicense fee equal to the combined outstanding principal balance and accrued interest owing under the Amended and Restated License Fee Note dated November 18, 2011 from the cash proceeds of its initial underwritten public offering.

4. Improvements. Licensor shall own all intellectual property rights in and to all improvements to the Transferred Asset, the Additional Transferred Asset, and the Licensor Asset (the “Improvements”), and Sublicensee hereby assigns all worldwide rights therein and thereto to Licensor. Licensor has the sole right, but not the obligation, to prepare, file, prosecute, obtain, and maintain intellectual property protection, including trade secret protection on any Improvements.

5. Future Cooperation. Sublicensor and Sublicensee mutually agree to cooperate at all times from and after the date hereof with respect to any of the matters described herein. Sublicensee shall execute and deliver to Licensor or Sublicensor such other instruments of license, shall make such filings with governmental authorities, and shall take such other action as Licensor or Sublicensor may reasonably request or as may be otherwise necessary to effectuate the Non-Exclusive Sublicense. In addition, Sublicensor and Sublicensee agree to cooperate with the other party at the other party’s expense to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to otherwise assist the other party (including without limitation participating in enforcement actions) as may be necessary and reasonably requested in the preparation and prosecution of any or all intellectual property rights relating to the Licensed Intellectual Property and any Improvements.

6. Goodwill. Sublicensee agrees and acknowledges that great value is placed upon the trademarks (whether or not registered), internet domain names (whether or not registered), and the goodwill associated such trademarks that are associated with the Licensed Intellectual Property and that the nature and quality of all goods produced, services rendered, and materials published, by Sublicensee in connection with such trademarks and internet domain names shall conform to commercially reasonable quality standards. Licensor and Sublicensor shall maintain control of the nature and quality of the goods produced, services rendered, and materials published by Sublicensee during the term of the Agreement, and Sublicensee shall cooperate with Licensor and Sublicensor in maintaining Licensor’s and Sublicensor’s control of such nature and quality. All goodwill connected with any such trademarks and internet domain names shall remain the property of Licensor.

7. Confidentiality. Sublicensee agrees to not use any confidential information of the Licensor or Sublicensor for any purpose except as is reasonably necessary to carry out Sublicensee’s rights and responsibilities under this Agreement, including, without limitation,

Sublicensee’s rights under the Non-Exclusive Sublicense. Sublicensee agrees not to disclose any confidential information, except that Sublicensee may disclose the confidential information to those agents, assigns, directors, officers, contractors, shareholders, members, managers, and employees (individually, an “Employee” or collectively, “Employees”) of Sublicensee who are reasonably required to have the information in order to perform tasks necessary to carry out Sublicensee’s rights and responsibilities under this Agreement and who have agreed to keep such confidential information confidential under terms and conditions similar to this Agreement. If Sublicensee is required by law to make any disclosure that is prohibited or otherwise constrained by this Agreement, Sublicensee will provide Licensor and Sublicensor with prompt written notice of such requirement so that Licensor or Sublicensor may seek a protective order or other appropriate relief protecting the confidential information from public disclosure. Subject to the foregoing sentence, Sublicensee may furnish that portion (and only that portion) of the confidential information that Sublicensee is legally compelled or is otherwise legally required to disclose; provided, however, that Sublicensee provides any and all assistance as Licensor or Sublicensor may request in obtaining such order or other relief.

(a) Maintenance of Confidentiality. Sublicensee agrees that it shall protect the secrecy of, and avoid disclosure and unauthorized use of, the confidential information. Without limiting the foregoing, Sublicensee shall take at least those measures that it takes to protect its own confidential information of a similar nature, but in no case less than reasonable care.

(b) Exceptions. Confidential information shall exclude information that:

(i) was publicly known and made generally available in the public domain prior to the time of disclosure by Licensor or Sublicensor;

(ii) becomes publicly known and made generally available after disclosure by Licensor or Sublicensor to Sublicensee through no action or inaction of Sublicensee;

(iii) is already known by or in the possession of Sublicensee at the time of disclosure by Licensor or Sublicensor as shown by Sublicensee’s files and records immediately prior to the time of disclosure;

(iv) is obtained by Sublicensee from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or

(v) is independently developed by Sublicensee without use of or reference to Licensor or Sublicensor’s confidential information, as shown by documents and other competent evidence in Sublicensee’s possession.

8. Successors and Assigns. Neither party may assign, delegate, or otherwise transfer, in whole or in part, any right or obligation hereunder without the prior express written consent of the other party, but such consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign or transfer any right or obligation hereunder without the consent of the other party to any Affiliate (as defined below) or to any third party if such assignment or transfer is part of the sale of that part of the business to which this Agreement pertains. Any permitted assignee shall assume all obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, representatives, successors and assigns. For the purposes of this Section 8, “Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise. The term “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof, or any other legally recognized entity.

9. Representations and Warranties. Each of the parties hereby represents and warrants that: (i) it is an entity duly organized and validly existing under the laws of the state or country of its organization; (ii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action of such party; and (iii) this Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the parties does not conflict with any agreement, instrument or understanding to which such party is a party or by which it is bound. SUBLICENSOR AND SUBLICENSEE AGREE AND UNDERSTAND THAT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THIS AGREEMENT IS MADE WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, AND WITHOUT ANY WARRANTY AGAINST HIDDEN VICES OR DEFECTS.

10. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR THE OBLIGATIONS OF CONFIDENTIALITY DUE UNDER SECTION 7 OF THIS AGREEMENT, NEITHER PARTY HERETO, NOR ANY OF THEIR AFFILIATES, SUCCESSORS, OR ASSIGNS, SHALL BE LIABLE TO ANY OTHER PARTY HERETO (OR TO ITS AFFILIATES, SUCCESSORS, OR ASSIGNS) FOR EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, CONTINGENT, SPECIAL, REMOTE OR SPECULATIVE DAMAGES, INCLUDING WITHOUT LIMITATION, DELAY, DOWNTIME, LOST PROFITS OR LOST BUSINESS OPPORTUNITY WHETHER OR NOT SUCH IS OCCASIONED BY NEGLIGENCE, FAULT OR STRICT LIABILITY AND WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT OR OTHERWISE.

11. Term and Termination. This Agreement shall commence upon the Effective Date and shall continue in effect until terminated in accordance with this Section 11. This Agreement and the rights granted herein may be terminated by either party upon breach by the other party of any material obligation or condition contained in this Agreement, effective sixty (60) days after giving written notice to the breaching party of such termination, which notice shall describe such breach in reasonable detail, including but not limited to the particular nature of the breach and any steps required to remedy it. The foregoing notwithstanding, if such default or breach is cured or remedied or shown to be non-existent within the aforesaid sixty (60) day period, the notice shall be automatically withdrawn and shall be of no effect. In addition, this Agreement and the rights granted herein may be terminated, at any time, upon a mutual written agreement executed by both parties to terminate this Agreement.

12. Effect of Termination. Upon any termination of this Agreement under Section 11, as of the effective date of such termination, the Non-Exclusive Sublicense shall terminate automatically. Notwithstanding any provision herein to the contrary, the rights and obligations of the parties set forth in Sections 3-4, 6-8, and 10-11, and 13-17, as well as any rights or obligations accrued hereunder prior to the effective date of termination (including Sublicensee’s payment obligation under Section 3 of this Agreement), shall survive the expiration and termination of this Agreement.

13. Notifications. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Sublicensor:	TMG Founder Company 12 Greenway Plaza, Suite 1100 Houston, TX 77046

If to Sublicensee:	Taylor & Martin Group, Inc. 12 Greenway Plaza, Suite 1100 Houston, TX 77046

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

14. Modification and Waiver. This is the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior representations, understandings, and agreements between the parties with respect to the subject matter hereof. No supplement, modification, waiver, or termination of this Agreement or any provisions hereof shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar); nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, provided that a party’s rights under this Agreement are not materially affected. The parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

15. Counterparts. Any number of counterparts of this Agreement may be executed. Each counterpart will be deemed to be an original instrument, and all counterparts taken together will constitute one agreement.

16. Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In addition, each party hereby agrees that any dispute regarding this Agreement or the matters contemplated hereby shall be litigated only in the federal or state courts located in Harris County, Texas, and each party agrees that it shall not commence any legal proceeding against the other party in any other court or before any other authority. Each party hereby submits to the jurisdiction of the federal or state courts located in Harris County, Texas, and each party hereby waives any objection to the jurisdiction of such courts. Both parties hereby irrevocably waive jurisdiction in any court or governing body other than as specifically agreed to in this Section 16.

17. Miscellaneous Provisions. Section headings are inserted for convenience of reference only and do not form a part of this Agreement. In addition, the parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement. The words “hereof”, “herein”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any subdivision contained in this Agreement. The words “include” and “including” when used herein are not exclusive and mean “include, without limitation” and “including, without limitation”, respectively.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above.

SUBLICENSOR
TMG FOUNDER COMPANY

By:	/s/ Rod K. Cutsinger
	Name:	Rod K. Cutsinger
	Title:	Chief Executive Officer

SUBLICENSEE
TAYLOR & MARTIN GROUP, INC.

By:	/s/ Rod K. Cutsinger
	Name:	Rod K. Cutsinger
	Title:	Chief Executive Officer